EXHIBIT 99.1

FOR RELEASE ON SEPTEMBER 1, 2004 AT 6:00 AM ET

NEWS RELEASE

MGI PHARMA AND SUPERGEN ANNOUNCE SIGNING OF A WORLDWIDE
LICENSE AGREEMENT FOR DACOGEN™

MINNEAPOLIS, MN and DUBLIN, CA, September 1, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN), and SuperGen, Inc. (Nasdaq: SUPG), today announced that they have signed a definitive agreement granting MGI PHARMA exclusive worldwide rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine), SuperGen’s investigational anti-cancer therapeutic for the treatment of patients with myelodysplastic syndromes or MDS.

Under the terms of this agreement, MGI PHARMA will make a $40 million equity investment in SuperGen at $10.00 per share and will pay SuperGen up to $45 million based upon achievement of specified regulatory and commercialization milestones. SuperGen will continue with its filing of the MDS applications for regulatory approval in the U.S and Europe with assistance from MGI PHARMA. SuperGen will receive a royalty on worldwide net sales starting at 20% and escalating to a maximum of 30%.  MGI PHARMA has also committed to fund further development costs associated with Dacogen, at a minimum of $15 million. The transaction is subject to customary closing conditions and regulatory approval. Additional financial terms and details of the agreement were not disclosed. UBS Investment Bank acted as exclusive advisor to MGI PHARMA in this transaction. The Kriegsman Group, A Division of QA3 Financial Corp, acted as exclusive advisor to SuperGen.

“We are very pleased to announce this agreement with SuperGen and to advance the development of this important product candidate, Dacogen,” said Lonnie Moulder, President and Chief Executive Officer of MGI PHARMA. “We believe that it may eventually offer patients with a variety of hematologic cancers an important treatment option.”

“MGI PHARMA is a strong commercialization partner for Dacogen, and we are very pleased to have reached this agreement,” said Dr. James Manuso, President and Chief Executive Officer of SuperGen. “We believe Dacogen now has the resources and support of a premier oncology biopharmaceutical company with the expertise to facilitate it reaching the cancer patients who most need it as expeditiously as possible.”

SuperGen completed Phase III clinical trials of Dacogen in patients with MDS in March 2004.  SuperGen and MGI will collaborate on the regulatory development process for Dacogen in MDS, and SuperGen expects to complete the NDA filing within the first 30 days of the fourth quarter of 2004. MGI PHARMA plans to evaluate Dacogen for further development in several additional indications, including acute myeloid leukemia (AML), chronic myelogenous leukemia (CML), and sickle cell anemia, as well as its use in combination with other anticancer agents for the treatment of various solid tumors.

Alternative dosing schedules for Dacogen, including subcutaneous administration and more rapid intravenous infusions, are currently being evaluated in clinical studies.

MGI PHARMA Conference Call and Webcast Details

MGI PHARMA will host a conference call today, September 1, 2004 at 9:30 a.m. Eastern Time to discuss the three news releases issued by the Company this morning and the Company’s updated financial guidance, and to answer questions from investors and analysts.  Lonnie Moulder, president and chief executive officer of MGI PHARMA, will host the call. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com.  This audio webcast will be archived on the Company’s Web site for a limited period of time.

About Dacogen

Dacogen is an investigational drug. It has not yet been approved for marketing in the U.S. or by other regulatory agencies in their respective countries; therefore, safety and efficacy have not yet been established in any patient population. In clinical trials, Dacogen has been shown to have a broad spectrum of activity in several hematological malignancies as well as solid tumors. Dacogen belongs to a class of drugs called hypomethylating agents, with a unique mechanism of action. Methylation is a process in which methyl (CH3) groups are added to DNA to inactivate or “silence” genes.

About MDS

MDS is a cancer of the bone marrow that is often fatal. Some cases of MDS progress to leukemia. According to the Aplastic Anemia and MDS International Foundation (http://aamds.org/), 20,000 to 30,000 new cases of MDS are diagnosed annually in the United States. The number of new cases diagnosed each year is increasing. The average life expectancy for patients diagnosed with MDS is 6 months to 5 years, depending on the severity of the disease.

About MGI PHARMA
MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI PHARMA has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) injection, Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with partners in international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. SuperGen’s product portfolio includes Orathecin™ (rubitecan) capsules, an investigational drug intended for the treatment of pancreatic cancer; Nipent® (pentostatin for injection); Mitomycin (generic brand of

Mitomycin®); and SurfaceSafe® cleaner. For more information about SuperGen, please visit www.supergen.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions.  These forward-looking statements are not guarantees of MGI PHARMA’s or SuperGen’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements.  Factors that might cause either Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, whether a submission for regulatory approval for Dacogen will be made in either the U.S. or Europe, in a timely fashion, if at all; if a regulatory submission for Dacogen is made whether the drug will be timely approved, if at all; whether the drug if approved will be successfully commercialized; continued sales of MGI PHARMA’s or SuperGen’s other marketed products; development or acquisition of additional products; reliance on contract manufacturing and third party supply; changes in strategic alliances; and other risks and uncertainties detailed from time to time in either Company’s filings with the Securities and Exchange Commission, including their most recently filed Form 10-Q or 10-K. MGI PHARMA and SuperGen undertake no duty to update any of these forward-looking statements to conform them to actual results.

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CONTACT:

For further information about MGI PHARMA, please contact:

Jennifer Davis	David Melin
MGI PHARMA - Investors	MGI PHARMA – Media
Tel: (212) 697-1976	Tel: (952) 346-4749
E-mail: IR@mgipharma.com	E-mail: media@mgipharma.com

For further information about SuperGen, please contact:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Euro RSCG Life NRP
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com